EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)


                                                                Three months
                                                               ended March 31,
                                                             1998         1997
                                                            -------      -------

Net earnings                                                $ 9,412      $ 6,231
                                                            =======      =======

Weighted average shares:
     Common shares outstanding                               42,498       41,918

     Common equivalent shares issuable
       upon exercise of employee stock
       options (1)                                              938        1,063
                                                            -------      -------

     Total weighted average shares -diluted                  43,436       42,981
                                                            =======      =======

 Basic earnings per share                                   $   .22      $   .15
                                                            =======      =======

 Diluted earnings per share                                 $   .22      $   .14
                                                            =======      =======



Notes:
(1) Amount  calculated  using the treasury  stock method and fair market values.
(2) The 1997 share amounts and earnings per share have been retroactively adjusted to reflect the 3-for-2 stock split payable on March 12, 1998 to shareholders of record at the close of business on March 2, 1998.
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